Exhibit 99.1

Motivating The Masses Names Scott Ryder Names As Chief Financial Officer

For Immediate Release:

CARLSBAD, CA (Date) – Motivating the Masses, the exclusive publicly-traded motivational company offering live events and products that transform growth businesses and individuals alike, has appointed Scott Ryder as Chief Financial Officer.

Ryder joins Motivating the Masses from ManKind Project USA, where he served as Chief Financial Officer for the renowned global non-profit charitable organization whose high-profile work empowers men worldwide to missions of service on behalf of their communities. Prior to ManKind Project USA, he served as Head of Operations, Investment Banking Group for D.A. Davidson & Company (Costa Mesa, CA), a full-service investment firm with $45 billion in client assets under management, and as Chief Operating Officer/Chief Compliance Officer for McGladrey Capital Markets LLC (Costa Mesa).

Ryder eared his Master of Business Administration from the Paul Merage School of Business, University of California, Irvine, CA and Bachelor of Arts in Economics, University of Redlands, Redlands, CA.

“We are pleased to announce the appointment of Scott Ryder to Motivating the Masses. A noted senior financial executive, Scott’s extensive experience working with large self-improvement and financial service organizations brings an exciting dynamic to our company and perspective for our future growth and expansion,” said Lisa Nichols, Chief Executive Officer of Motivating the Masses.

About Motivating the Masses:

Headquartered in Carlsbad, California, Motivating the Masses is the national – and international – resource for training sessions, media products and major live events that educate, motivate and inspire people and businesses alike to grow and flourish. Renowned motivational expert/author/lecturer and television personality Lisa Nichols is the Founder and Chief Executive Officer of Motivating the Masses, the country’s only publicly traded motivational and transformational company. She is joined by company’s team of coaches and trainers who work with growth businesses to help them reach the success they need and work with individuals to help them find the personal growth they deserve.

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CONTACT:	SSA Public Relations
Steve Syatt
steve@ssapr.com
(818) 907-0500